Edwards Lifesciences Corporation One Edwards Way · Irvine, CA USA · 92614 Phone: 949.250.2500 · Fax: 949.250.2525 www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact:  Sarah Huoh, 949-250-5070
Investor Contact:  David K. Erickson, 949-250-6826

EDWARDS LIFESCIENCES REPORTS SECOND QUARTER RESULTS
IRVINE, Calif., July 26, 2017 — Edwards Lifesciences Corporation (NYSE: EW), the global leader in patient-focused innovations for structural heart disease and critical care monitoring, today reported financial results for the quarter ended June 30, 2017.
Second Quarter and Recent Highlights:
•Sales grew 11 percent to $842 million; underlying1 sales increased 15 percent to $864 million
•Global THVT sales grew 16 percent to $488 million; underlying sales increased 23 percent
•U.S. THVT sales grew 28 percent to $316 million
•EPS was $0.86, an increase of 48 percent; adjusted2 EPS grew 42 percent to $1.08
•2017 adjusted EPS guidance increased to $3.65 to $3.85, from $3.43 to $3.55
•Recent FDA approvals of SAPIEN 3 valve-in-valve, INSPIRIS RESILIA and HemoSphere
“We are pleased to report another quarter of strong performance, which continued the trend of robust growth driven by long term investments in innovative therapies,” said Michael A. Mussallem, chairman and CEO. “Strong demand for TAVR therapy resulted in total sales growth of 15 percent on an underlying basis, which also reflected strength in all three of our product lines across all regions. And our transcatheter mitral and tricuspid valve technologies continue to represent exciting opportunities for breakthrough therapies for patients in need.”
Second Quarter 2017 Results
Sales for the quarter ended June 30, 2017 were $841.8 million, up 10.9 percent. Including the consumption of $22.5 million of stocking inventory in Germany, on an underlying basis sales grew 15.3 percent over the second quarter last year. Net income for the quarter ended June 30, 2017 was $186.1 million, or $0.86 per share. Adjusted earnings per share grew 42.1 percent to $1.08. Both reported and adjusted earnings per share include a $0.13 favorable impact from the company's excess tax benefit related to employee stock-based compensation compared to last year.
For the quarter, the company reported Transcatheter Heart Valve Therapy (THVT) sales of $487.5 million, a 16.5 percent growth rate over the second quarter last year, or 23.3 percent on an underlying basis. Growth was led by continued strong therapy adoption across all geographies.

As a reminder, in the first quarter customers in Germany purchased a net $61.8 million of SAPIEN 3 valves as additional inventory in anticipation of a potential supply interruption resulting from intellectual property litigation in that country. The company included these stocking sales in its reported results, but excluded them from the adjusted results reported in the first quarter, and will add them back to the adjusted results in subsequent quarters as this inventory is consumed to better reflect actual hospital usage.
In the U.S., THVT sales for the quarter were $316.3 million, a 28.4 percent growth rate over the second quarter last year. “Therapy adoption continued to be strong, and our SAPIEN 3 valve has sustained its excellent clinical performance across large and small valve centers,” said Mussallem.
Surgical Heart Valve Therapy sales for the quarter were $207.1 million, up 4.2 percent compared to the second quarter last year, or up 5.7 percent on an underlying basis. This growth benefitted from the recovery of the 2016 mitral valve supply interruption that lowered sales last year. Also lifting growth was continued strong demand of the EDWARDS INTUITY Elite valve system, which more than offset a shift of surgical aortic valve procedures to TAVR in the U.S.
Critical Care sales were $147.2 million for the quarter, representing an increase of 3.7 percent versus last year, or 5.1 percent on an underlying basis.  Strong performance was driven by double-digit growth in the company's Enhanced Surgical Recovery program, particularly in the U.S. and Asia Pacific.
For the quarter, the company’s gross profit margin was 74.9 percent, compared to 73.3 percent in the same period last year. This increase was driven primarily by a more profitable product mix, led by growing sales of transcatheter valves.
Selling, general and administrative expenses increased to $243.8 million for the quarter, compared to $228.8 million in the prior year quarter. This increase was driven primarily by sales and marketing expenses related to transcatheter valves.
Research and development investments for the second quarter increased to $134.4 million, compared to $112.5 million in the prior year period.  This increase was primarily the result of continued investments in transcatheter valve development programs.
Cash flow from operating activities for the second quarter was $197.7 million. After capital spending of $58.0 million, free cash flow was $139.7 million.
Cash, cash equivalents and short-term investments totaled $1.13 billion at June 30, 2017.  Total debt was $1.02 billion.
During the second quarter, the company repurchased 0.8 million shares for $73.8 million. Average diluted shares outstanding during the quarter were 215.7 million.

Outlook
For the full year 2017, given the strong first half results, the company's full year sales estimate is now at the high end of its previous $3.2 to $3.4 billion guidance. The company is also raising its estimate for 2017 adjusted earnings per share to $3.65 to $3.85, from $3.43 to $3.55.
For the third quarter of 2017, the company projects underlying sales, adjusting for the impact of Germany stocking sales consumption, to be between $810 and $850 million, and adjusted earnings per share of $0.80 to $0.90.
“As we reflect on our first half results, we are very pleased with the performance achieved across all of our product lines and believe our future remains bright,” said Mussallem. “We are confident our valuable innovations will result in a continued strong outlook as we deliver important solutions for the patients we serve.”
 About Edwards Lifesciences
Edwards Lifesciences, based in Irvine, Calif., is the global leader in patient-focused medical innovations for structural heart disease, as well as critical care and surgical monitoring. Driven by a passion to help patients, the company collaborates with the world’s leading clinicians and researchers to address unmet healthcare needs, working to improve patient outcomes and enhance lives. For more information, visit www.Edwards.com and follow us on Twitter @EdwardsLifesci.
Conference Call and Webcast Information
Edwards Lifesciences will be hosting a conference call today at 2:00 p.m. PT to discuss its second quarter results.  To participate in the conference call, dial (877) 704-2848 or (201) 389-0893.  For 72 hours following the call, an audio replay can be accessed by dialing (877) 660-6853 or (201) 612-7415 and using conference number 13665308.  The call will also be available via live or archived webcast on the “Investor Relations” section of the Edwards web site at ir.edwards.com or www.edwards.com. A live stream and archived replay can also be accessed via mobile devices by downloading Edwards’ IR App for iPhone and iPad or Android.
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can sometimes be identified by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “guidance,” “outlook,” “optimistic,” “aspire,” “confident” or other forms of these words or similar expressions and include, but are not limited to, statements made by Mr. Mussallem, third quarter and full year 2017 financial guidance, and information in the Outlook section. Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain and difficult to predict. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If the company does update or correct one or more of these statements, investors and others should not conclude that the company will make additional updates or corrections.
Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements. Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include uncertainties associated with the effectiveness and timing of new product launches, competitive dynamics and therapy adoption, particularly for THVT; the timing and scope of regulatory approvals and reimbursement levels for our products; the company’s success in developing new products and avoiding manufacturing and quality issues; the impact of currency exchange rates; the timing or results of research and development, pending or future clinical milestones and clinical trials; unanticipated actions by the U.S. Food and Drug Administration and other regulatory agencies; unexpected litigation impacts or expenses, particularly in our THVT patent litigation; and other risks detailed in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2016. These filings, along with important safety information about our products, may be found at edwards.com.
Edwards, Edwards Lifesciences, the stylized E logo, EDWARDS INTUITY, EDWARDS INTUITY Elite, Edwards SAPIEN, Edwards SAPIEN 3, Enhanced Surgical Recovery program, HemoSphere, INSPIRIS, INSPIRIS RESILIA, RESILIA, SAPIEN, SAPIEN 3, and Valtech Cardio are trademarks of Edwards Lifesciences Corporation. All other trademarks are the property of their respective owners.

[1]
“Underlying” amounts are non-GAAP items and in this press release exclude foreign exchange fluctuations, sales return reserves associated with THVT product upgrades, and impacts of THVT stocking sales and consumption in Germany. See the Non-GAAP Financial Information page and reconciliation tables below.

[2]
Adjusted earnings per share is a non-GAAP item computed on a diluted basis and in this press release excludes impairment of long-lived assets, intellectual property litigation expenses, amortization of intellectual property, fair value adjustments to contingent consideration liabilities arising from acquisitions, and the impact of THVT stocking sales and consumption in Germany. See the Non-GAAP Financial Information page and reconciliation tables below.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net sales	$841.8	$759.3	$1,725.3	$1,456.6
Cost of sales	211.1	202.5	426.7	382.8

Gross profit	630.7	556.8	1,298.6	1,073.8

Selling, general, and administrative expenses	243.8	228.8	473.4	441.5
Research and development expenses	134.4	112.5	263.1	214.3
Intellectual property litigation expenses	7.7	9.1	17.9	21.3
Change in fair value of contingent consideration liabilities	3.1	0.4	4.2	1.0
Special charges	31.2	34.5	31.2	34.5
Interest expense, net	1.4	2.4	3.8	4.8
Other expense, net	3.5	0.1	5.8	4.1

Income before provision for income taxes	205.6	169.0	499.2	352.3

Provision for income taxes	19.5	42.4	82.9	82.7

Net income	$186.1	$126.6	$416.3	$269.6

Earnings per share:
Basic	$0.88	$0.60	$1.97	$1.27
Diluted	$0.86	$0.58	$1.93	$1.24

Weighted-average common shares outstanding:
Basic	210.5	212.2	210.8	212.6
Diluted	215.7	217.3	216.1	217.6

Operating statistics
As a percentage of net sales:
Gross profit	74.9%	73.3%	75.3%	73.7%
Selling, general, and administrative expenses	29.0%	30.1%	27.4%	30.3%
Research and development expenses	16.0%	14.8%	15.2%	14.7%
Income before provision for income taxes	24.4%	22.3%	28.9%	24.2%
Net income	22.1%	16.7%	24.1%	18.5%

Effective tax rate	9.5%	25.1%	16.6%	23.5%

Note: Numbers may not calculate due to rounding.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Balance Sheets
(in millions)

	June 30, 2017	December 31, 2016
ASSETS

Current assets
Cash and cash equivalents	$508.2	$930.1
Short-term investments	623.6	341.0
Accounts and other receivables, net	510.7	414.6
Inventories, net	491.6	396.6
Prepaid expenses	54.1	45.9
Other current assets	95.2	111.8
Total current assets	2,283.4	2,240.0

Long-term investments	551.5	532.1
Property, plant, and equipment, net	627.9	580.0
Goodwill	965.1	626.1
Other intangible assets, net	408.6	204.8
Deferred income taxes	185.2	203.8
Other assets	116.8	123.2

Total assets	$5,138.5	$4,510.0

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$562.5	$532.5

Long-term debt	1,016.8	822.3
Contingent consideration liabilities	198.7	31.6
Other long-term liabilities	420.9	504.6

Stockholders’ equity
Common stock	244.7	242.6
Additional paid-in capital	1,267.0	1,167.8
Retained earnings	4,331.9	3,906.3
Accumulated other comprehensive loss	(157.8)	(198.4)
Treasury stock, at cost	(2,746.2)	(2,499.3)
Total stockholders’ equity	2,939.6	2,619.0

Total liabilities and stockholders’ equity	$5,138.5	$4,510.0

EDWARDS LIFESCIENCES CORPORATION
Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures. Management makes adjustments to the GAAP measures for items (both charges and gains) that (a) do not reflect the core operational activities of the Company, (b) are commonly adjusted within the Company’s industry to enhance comparability of the Company’s financial results with those of its peer group, or (c) are inconsistent in amount or frequency between periods (albeit such items are monitored and controlled with equal diligence relative to core operations). The Company uses the term “underlying” when referring to non-GAAP sales information, which excludes foreign exchange fluctuations, adjustments for discontinued and acquired products, sales return reserves associated with transcatheter heart valve therapy ("THVT") product upgrades, and the impact of THVT stocking sales and consumption in Germany. The Company uses the term “adjusted” to also exclude intellectual property litigation expenses, amortization of intellectual property, fair value adjustments to contingent consideration liabilities arising from acquisitions, gains and losses from significant investments, impairments, litigation, the impact of THVT stocking sales and consumption in Germany, and business development transactions. Fluctuations in exchange rates impact the comparative results and sales growth rates of the Company's underlying business. Management believes that excluding the impact of foreign exchange rate fluctuations from its sales growth provides investors a more useful comparison to historical financial results. The impact of foreign exchange rate fluctuations has been detailed in the "Reconciliation of Sales by Product Group and Region."

Guidance for sales and sales growth rates is provided on an "underlying basis," and projections for diluted earnings per share, net income and growth, gross profit margin, taxes, and free cash flow are also provided on a non-GAAP basis as adjusted for the items identified below due to the inherent difficulty in forecasting such items. The Company is not able to provide a reconciliation of the non-GAAP guidance to comparable GAAP measures due to the unknown effect, timing, and potential significance of special charges or gains, and management's inability to forecast charges associated with future transactions and initiatives.

Management considers free cash flow to be a liquidity measure which provides useful information to management and investors about the amount of cash generated by business operations, after deducting payments for capital expenditures, which can then be used for strategic opportunities or other business purposes including, among others, investing in the Company's business, making strategic acquisitions, strengthening the balance sheet, and repurchasing stock.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results, and evaluating current performance. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's operations by investors that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the Company's business and facilitate comparability to historical periods.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.

The items described below are adjustments to the GAAP financial results in the reconciliations that follow:

THVT Germany Stocking Sales - In the first quarter of 2017, the Company recorded $61.8 million in net stocking sales ($48.0 million, net of related costs) to customers in Germany, as these customers elected to purchase additional inventory in anticipation of a potential supply interruption resulting from recent intellectual property litigation. In the second quarter of 2017, these customers consumed on a net basis $22.5 million of their stocking inventory ($17.9 million, net of related costs).

THVT Sales Return Reserve and Related Costs - In the first quarter of 2016, the Company recorded a $1.7 million reversal of its sales return reserve ($1.5 million, net of related costs) upon delivery of the next-generation THVT products in the United States.   In addition, in the first quarter of 2016, the Company recorded inventory reserves of $1.6 million related to estimated excess THVT inventory expected upon introduction of next-generation THVT products in Japan.

Intellectual Property Litigation Expenses - The Company incurred intellectual property litigation expenses of $10.2 million and $12.2 million in the first quarter of 2017 and 2016, respectively, and $7.7 million and $9.1 million in the second quarter of 2017 and 2016, respectively.

Amortization of Intellectual Property - The Company recorded amortization expense of $2.1 million and $1.7 million in the first quarter of 2017 and 2016, respectively, and $2.0 million and $1.9 million in the second quarter of 2017 and 2016, respectively, related to intellectual property.

Change in Fair Value of Contingent Consideration Liabilities - The Company recorded expenses of $1.1 million and $0.6 million in the first quarter of 2017 and 2016, respectively, and $3.1 million and $0.4 million in the second quarter of 2017 and 2016, respectively, related to changes in the fair value of its contingent consideration liabilities arising from acquisitions.

Impairment of Long-lived Assets - The Company recorded a $31.2 million charge in the second quarter of 2017 related to the other-than-temporary impairment of one of its cost method investments and an associated long-term asset related to the Company's option to acquire this investee.

Purchased In-process Research and Development - The Company recorded a $34.5 million charge in the second quarter of
2016 related to the acquisition of technology for use in its transcatheter heart valve programs.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
(in millions, except per share data)

RECONCILIATION OF GAAP TO ADJUSTED NET INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
GAAP Net Income	$186.1	$126.6	$416.3	$269.6
Growth Rate %	47.0%		54.4%

Non-GAAP adjustments: (A)
THVT Germany stocking sales	17.9	—	(30.1)	—
THVT sales return reserve and related costs	—	—	—	0.1
Intellectual property litigation expenses	7.7	9.1	17.9	21.3
Amortization of intellectual property	2.0	1.9	4.1	3.6
Change in fair value of contingent consideration liabilities	3.1	0.4	4.2	1.0
Impairment of long-lived assets	31.2	—	31.2	—
Purchased in-process research and development	—	34.5	—	34.5

Provision for income taxes
Tax effect on reconciling items (B)	(15.7)	(7.5)	(8.8)	(10.9)
Adjusted Net Income	$232.3	$165.0	$434.8	$319.2
Growth Rate %	40.8%		36.2%

RECONCILIATION OF GAAP TO ADJUSTED DILUTED EARNINGS PER SHARE

GAAP Diluted Earnings Per Share	$0.86	$0.58	$1.93	$1.24
Growth Rate %	48.3%		55.6%

Non-GAAP adjustments: (A), (C)
THVT Germany stocking sales	0.06	—	(0.11)	—
Intellectual property litigation expenses	0.03	0.03	0.06	0.07
Amortization of intellectual property	0.01	0.01	0.01	0.01
Change in fair value of contingent consideration liabilities	0.02	—	0.02	0.01
Impairment of long-lived assets	0.10	—	0.10	—
Purchased in-process research and development	—	0.14	—	0.14
Adjusted Diluted Earnings Per Share	$1.08	$0.76	$2.01	$1.47
Growth Rate %	42.1%		36.7%

Note: Numbers may not calculate due to rounding.

(A)	See description of non-GAAP adjustments on the "Non-GAAP Financial Information" page.

(B)
The tax effect on non-GAAP adjustments is calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable. The tax effect on the THVT Germany stocking sales adjustment is calculated using the global effective tax rate.

(C)
All amounts are tax effected, calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
($ in millions)

THVT OUTSIDE THE UNITED STATES UNDERLYING SALES GROWTH

	Three Months Ended June 30,
(in millions)	2017	2016
GAAP THVT Outside the United States Sales	$171.2	$172.2
Adjustment for THVT Germany stocking sales	22.5	—
Foreign exchange impact	—	(4.9)
THVT Outside the United States Underlying Sales	$193.7	$167.3
Underlying Growth Rate %	15.8%

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
($ in millions)

RECONCILIATION OF SALES BY PRODUCT GROUP AND REGION

					2017 Adjusted		2016 Adjusted
Sales by Product Group (QTD)	2Q 2017	2Q 2016	Change	GAAP Growth Rate*	Germany Stocking	2Q 2017 Underlying Sales	Sales Return Reserve	FX Impact	2Q 2016 Underlying Sales	Underlying Growth Rate *
Transcatheter Heart Valve Therapy	$487.5	$418.6	$68.9	16.5%	$22.5	$510.0	$—	$(4.9)	$413.7	23.3%
Surgical Heart Valve Therapy	207.1	198.7	8.4	4.2%	—	207.1	—	(2.8)	195.9	5.7%
Critical Care	147.2	142.0	5.2	3.7%	—	147.2	—	(2.0)	140.0	5.1%
Total	$841.8	$759.3	$82.5	10.9%	$22.5	$864.3	$—	$(9.7)	$749.6	15.3%

					2017 Adjusted		2016 Adjusted
Sales by Product Group (YTD)	YTD 2Q 2017	YTD 2Q 2016	Change	GAAP Growth Rate*	Germany Stocking	YTD 2Q 2017 Underlying Sales	Sales Return Reserve	FX Impact	YTD 2Q 2016 Underlying Sales	Underlying Growth Rate *
Transcatheter Heart Valve Therapy	$1,026.7	$786.4	$240.3	30.6%	$(39.3)	$987.4	$(1.7)	$(8.9)	$775.8	27.3%
Surgical Heart Valve Therapy	406.6	394.6	12.0	3.0%	—	406.6	—	(4.2)	390.4	4.1%
Critical Care	292.0	275.6	16.4	6.0%	—	292.0	—	(2.2)	273.4	6.8%
Total	$1,725.3	$1,456.6	$268.7	18.4%	$(39.3)	$1,686.0	$(1.7)	$(15.3)	$1,439.6	17.1%

					2017 Adjusted		2016 Adjusted
Sales by Region (QTD)	2Q 2017	2Q 2016	Change	GAAP Growth Rate*	Germany Stocking	2Q 2017 Underlying Sales	Sales Return Reserve	FX Impact	2Q 2016 Underlying Sales	Underlying Growth Rate *
United States	$478.9	$401.5	$77.4	19.3%	$—	$478.9	$—	$—	$401.5	19.3%
Europe	183.7	203.6	(19.9)	(9.7)%	22.5	206.2	—	(6.5)	197.1	4.6%
Japan	90.5	79.9	10.6	13.2%	—	90.5	—	(2.1)	77.8	16.3%
Rest of World	88.7	74.3	14.4	19.6%	—	88.7	—	(1.1)	73.2	21.2%
International	362.9	357.8	5.1	1.5%	22.5	385.4	—	(9.7)	348.1	10.7%
Total	$841.8	$759.3	$82.5	10.9%	$22.5	$864.3	$—	$(9.7)	$749.6	15.3%

					2017 Adjusted		2016 Adjusted
Sales by Region (YTD)	YTD 2Q 2017	YTD 2Q 2016	Change	GAAP Growth Rate*	Germany Stocking	YTD 2Q 2017 Underlying Sales	Sales Return Reserve	FX Impact	YTD 2Q 2016 Underlying Sales	Underlying Growth Rate *
United States	$943.5	$777.1	$166.4	21.4%	$—	$943.5	$(1.7)	$—	$775.4	21.7%
Europe	444.7	392.1	52.6	13.4%	(39.3)	405.4	—	(14.7)	377.4	7.4%
Japan	169.8	146.5	23.3	15.9%	—	169.8	—	(1.3)	145.2	16.9%
Rest of World	167.3	140.9	26.4	18.7%	—	167.3	—	0.7	141.6	18.1%
International	781.8	679.5	102.3	15.1%	(39.3)	742.5	—	(15.3)	664.2	11.8%
Total	$1,725.3	$1,456.6	$268.7	18.4%	$(39.3)	$1,686.0	$(1.7)	$(15.3)	$1,439.6	17.1%

* Numbers may not calculate due to rounding.